Three Year Vesting RSA

HUBBELL INCORPORATED RESTRICTED STOCK AWARD AGREEMENT HUBBELL INCORPORATED INCENTIVE AWARD PLAN
Grant Date: __________________________________________________________________________________
As noted in your Award notification letter, effective on the Grant Date you have been granted the number of shares of Restricted Stock of Hubbell Incorporated (the “Company”) set forth in the Award notification letter, in accordance with the provisions of the Hubbell Incorporated Incentive Award Plan (the “Plan”) and subject to the restrictions, terms and conditions set forth in this Restricted Stock Award Agreement (this “Agreement”). By electronically acknowledging and accepting this Award, you agree to be bound by the terms and conditions herein, the Plan, and any and all conditions established by the Company in connection with Awards issued under the Plan. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

Until vested, the Restricted Stock shall be subject to forfeiture in the event of the termination of your employment or service with the Company and all of its Subsidiaries, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement (“Termination of Service”).

Until vested, the Restricted Stock or any right or interests therein are not transferable except by will or the laws of descent and distribution.

The Restricted Stock will vest and no longer be subject to the restrictions and forfeiture under this Agreement on the third year anniversary of the Grant Date set forth above. Notwithstanding the foregoing, (i) the Restricted Stock shall be fully vested upon your Termination of Service by reason of death, Permanent Disability, or Retirement, and (ii) upon a Change in Control the Restricted Stock will vest in accordance with Section 10.2 of the Plan.

Three Year Vesting RSA

“Permanent Disability” means that you are unable to perform your duties by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or is expected to last for a continuous period of at least 12 months, as reasonably determined by the Board of Directors in its discretion. “Retirement” means your Termination of Service other than by reason of death, Permanent Disability or Cause on or after age 55 when the sum of your age and service with the Company equals or exceeds 70. “Cause” means (i) misconduct which is reasonably deemed to be prejudicial to the interest of the Company, (ii) utilization or disclosure of confidential information of the Company (or of any other entity learned in the course of your job) for reasons unrelated to your employment with the Company, (iii) willful failure to perform the material duties of your job, (iv) fraud in connection with the business affairs of the Company regardless of whether said conduct is designed to defraud the Company or otherwise, (v) violation of the code of conduct or material policies of the Company including, but not limited to, written policies related to discrimination, harassment, performance of illegal or unethical activities, or conflicts of interest, (vi) violation of any fiduciary duty owed to the Company, or (vii) conviction of, or plea of no contest or guilty to, a felony or other crime involving moral turpitude. Cause shall be determined by the Committee (or such officer of the Company as the Committee may delegate such authority) in its sole and exclusive discretion.

Unless and until forfeited hereunder, following the Grant Date you will be entitled to all dividends paid with respect to the Restricted Stock and you are entitled to vote all shares of Restricted Stock.

The Company shall cause the Restricted Stock to either (i) be issued and a stock certificate or certificates representing the Restricted Stock to be registered in your name, or (ii) held in book entry form promptly upon acknowledgement and acceptance of this Award. If a stock certificate is issued, it shall be delivered to and held in custody by the Company until the applicable restrictions lapse at the times specified above, or such Restricted Stock is forfeited. If issued, each such certificate will bear the following legend:
THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE AND THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE HUBBELL INCORPORATED INCENTIVE AWARD PLAN, RESTRICTED STOCK AWARD AGREEMENT AND AWARD NOTIFICATION LETTER WITH A GRANT DATE OF ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND HUBBELL INCORPORATED. A COPY OF THE AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF HUBBELL INCORPORATED, 40 WATERVIEW DRIVE, SHELTON, CT 06484.

Three Year Vesting RSA

If a certificate is issued, then following the vesting of any of your Restricted Stock, the Company will cause to be issued and delivered to you a new certificate evidencing such Restricted Stock, free of the legend provided above. If your Restricted Stock is held in book form, the Company will cause any restrictions noted on the book form to be removed.
You acknowledge and agree to comply with the following covenants (the “Restrictive Covenants”), each of which is individually a material term of this Award and is a condition precedent to the Company making this Award of Restricted Stock, and is in addition to, and not in lieu of, any other restrictive covenants between you and the Company or any of its affiliates:
(i) You acknowledge that you have and will have possession of or access to Confidential Information in the course of your rendering of services to the Company. “Confidential Information” includes, but is not limited to, trade secrets, information relating to Company’s production practices and methods of doing business; sales, marketing, and service strategies, programs, and procedures; customers and targeted or solicited prospective customers, including, but not limited to, their particularized requirements and preferences, their service and product specifications, the identity and authority of their key contact persons, payment methods, and order histories and patterns; customer lists; pricing policies; pricing structures; pricing methodologies; service costs; profit margins; bids; responses to requests for proposals; vendors and sources of supply; financial position and business plans; computer programs, applications and databases; research projects; new product and service developments; compositions, formulas, patterns, compilations, programs, techniques, devices, apparatus, equipment processes, plans, designs, and drawings; the identity, skillsets, work-related knowledge and work-related experience of services providers to the Company; and any other information of the Company, or any of their respective vendors or customers, that the Company informs you, or which you should know by virtue of your position or the circumstances in which you learned it, is to be kept confidential. Confidential Information does not include information that is publicly available or otherwise known in the industry but not as a result of your violation of your obligations under this Agreement or any other confidentiality or nondisclosure agreement. You agree (a) not to use any Confidential Information for yourself or others, (b) not to take any Confidential Information or reproductions of all or any portion thereof from Company facilities, in any case at any time during or after your employment by or service to the Company, except as required in your duties to the Company, and (c) take all reasonable measures during and after your employment with the Company to protect the Confidential Information from any accidental or unauthorized disclosure or use. You further agree immediately to return all Confidential Information and reproductions thereof in your possession to the Company upon request and in any event, upon Termination of Service. You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You acknowledge that an individual suing an employer for retaliation based on the

Three Year Vesting RSA

reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(ii) You agree that while providing services to the Company, you had and/or will have contact with and become aware of some, most or all of the customers of the Company, representatives of those customers, their names and addresses, specific customer and supplier needs and requirements, and leads and references to prospective customers. You agree that during the period of your employment or service with the Company and for the period beginning on the date of your Termination of Service (the “Date of Termination”) and ending on the twelve-month anniversary thereof (such period, the “Restricted Period”), you will not directly or indirectly (a) solicit any person or entity to whom the Company has provided products or services, or any person for the purpose of providing any product or service that is competitive with any product or service then offered by the Company; (b) solicit any person or entity whom the Company is actively soliciting to provide products or services as of the Date of Termination for the purpose of providing any product or service that is competitive with any product or service then offered by the Company; or (c) accept business from any person or entity to whom the Company has provided products or services in the two (2) years immediately prior to the Date of Termination, where such acceptance of business concerns any product or service that is competitive with any product or service then offered by the Company. The restrictions set forth in this paragraph shall only apply to any person or entity with whom you had Contact or about whom you received Confidential Information during the two (2) years immediately prior to the Date of Termination. For purposes of this paragraph, “Contact” means interaction between you and the person or entity which takes place to further the business relationship with the Company or performing services for the person or entity on behalf of the Company.
(iii) You agree that during the Restricted Period, you will not directly or indirectly solicit, recruit, hire or attempt to recruit or hire (collectively, “Solicitation Activity”) any other Restricted Individual with whom you interacted for a business purpose during the last year of your employment or service with the Company. For purposes of this paragraph, a “Restricted Individual” is an employee of or independent contractor or consultant engaged by the Company at any time during the ninety (90) days prior to the Solicitation Activity.

Three Year Vesting RSA

(iv) You agree that, during the Restricted Period, you will not, within the Geographic Region, directly or indirectly own, manage, operate, join or control or participate in the ownership, management, operation or control of, or become a director or employee of, or a consultant to, any person, firm, or entity selling or distributing products or services that are competitive with the products you worked on during the two years immediately prior to the Date of Termination (each, a “Competitor”). For the purposes of this paragraph, if you were assigned a geographic territory while employed by or providing services to the Company, the “Geographic Region” shall mean the countries, states, provinces and cities within any geographic territory assigned to you within the two years prior to the Date of Termination. For the purposes of this paragraph, if you were not assigned a geographic territory (such as for engineers or management personnel) the “Geographic Region” shall mean the countries, states, provinces and cities where the Company sold or distributed the products or services you worked on or for which you were responsible during the two years prior to the Date of Termination, or, if a court deems this geographic region overly broad, then the United States, or if a court deems this geographic region overly broad, then the state(s) in which you regularly worked during the two years prior to the Date of Termination, or if a court deems this geographic region overly broad, then the 50-mile radius from the location where you worked during the two years prior to the Date of Termination.
(v) In the event you believe your activity in violation of these Restrictive Covenants would not harm the Company’s legitimate business interests, you may request that the Company waive the restrictions contained in this paragraph. Any such request shall be made in writing to the Company, c/o Hubbell Incorporated, 40 Waterview Drive, Shelton, CT 06484-1000, Attention: General Counsel, and shall identify the business with whom/which you seek to associate and describe the duties that you seek to perform. The Company has the sole discretion whether to grant such a waiver and no waiver of any restrictions under this provision shall be effective unless in writing and signed by an authorized representative of the Company.
(vi) You agree that the time, geographic, and scope limitations of the Restrictive Covenants are reasonable and necessary to protect the Company’s confidential information, trade secrets, customer relationships and goodwill.
(vii) The terms of the Restrictive Covenants are severable. Any term or provision of the Restrictive Covenants that is held to be invalid or unenforceable shall be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of the Restrictive Covenants or affecting the validity or enforceability of any of the terms or provisions of the Restrictive Covenants. If any provisions of the Restrictive Covenants are deemed by a court to exceed the time, geographic, or scope limitations permitted by applicable law, then such provisions may be reformed by the court to the maximum time, geographic, or scope limitations permissible or, in the event reformation is not available or permissible, the court may sever the overly broad terms from this Agreement. The Company expressly reserves the right to limit the scope of the covenants in this Agreement unilaterally.

Three Year Vesting RSA

(viii) The Restricted Period shall not expire, and shall be tolled, during any period in which you are in violation of any of the Restrictive Covenants set forth above.
(ix) You acknowledge and agree that (a) any breach or threatened breach of the Restrictive Covenants would cause irreparable harm to the Company, and (b) monetary damages alone would not be an adequate remedy because they would be difficult or impossible to measure. Therefore, you further acknowledge and agree that in the case of any breach or threatened breach of the Restrictive Covenants, the Company shall be entitled to extraordinary relief, such as a temporary restraining order or injunction, in addition to any other available rights and remedies, including, but not limited to, any forfeiture or recoupment of any Award as described below.
(x) You agree that, if at any time following the date hereof you are found to have breached any Restrictive Covenants, you will pay the Company, in addition to any damages that may be awarded by the court or any forfeiture or recoupment of any Award, reasonable attorneys’ fees incurred by the Company to establish that breach, to obtain injunctive relief, and/or otherwise to enforce the Restrictive Covenants. You acknowledge that the Company shall be entitled to recover from you its reasonable attorneys’ fees if you unsuccessfully challenge the enforceability of the Restrictive Covenants.
(xi) You agree that references to the Company in the Restrictive Covenants includes the Company’s wholly or partially owned Subsidiaries and that the scope of the foregoing and referenced agreements is reasonable and necessary in order to protect the interests of the Company and its Subsidiaries, and that the consideration to you with respect to the Restrictive Covenants is sufficient.
You agree and acknowledge that in addition to any injunctive relief to the Company, and notwithstanding anything in the Plan or this Agreement to the contrary, the Company may cause this Award to be forfeited and/or recouped (that is, returned) to the Company if you, during employment or service, or during the Restricted Period, engage in certain specified conduct, including but not limited to breach of (x) any of the Restrictive Covenants set forth above, (y) any non-solicitation, non-competition, confidentiality or other restrictive covenant agreement with the Company or any of its Subsidiaries, or (z) any other conduct by you that is determined by the Company to be detrimental to the business or reputation of the Company or its Subsidiaries. In addition, without limiting the effect of the foregoing, as a condition to the grant of the Award of Restricted Stock or to the applicable restrictions lapsing or any other benefit under the Award, you agree to abide by any compensation recovery policy and/or other policies adopted by the Company, Subsidiary, or an affiliate, each as in effect from time to time and to the extent applicable to you. Further, you shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under applicable law.

Three Year Vesting RSA

By electronically acknowledging and accepting this Award, you acknowledge and agree that your right to the applicable restrictions on the Award lapsing or any other benefit under the Award, or any portion thereof, is subject to you not having violated the foregoing Restrictive Covenants at any time during the term of the Award, and your acceptance of the applicable restrictions of the Award lapsing shall constitute your certification to the Company that you have not violated and will not violate the Restrictive Covenants at any time during the term of the Award. The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including your FICA obligation) required by law to be withheld with respect to any taxable event arising from this Restricted Stock Award. You may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the number of shares of your Restricted Stock that are vesting with a Fair Market Value equal to the minimum amount of the tax withholding obligation (the “Tax Withholding Shares”) returned to the Company, (ii) surrendering to the Company previously owned shares with a Fair Market Value equal to the minimum amount of the tax withholding obligation, (iii) withholding from other cash compensation, (iv) paying the amount of the tax withholding obligation directly to the Company in cash, or (v) a combination of the foregoing; provided, however, that if the tax obligation arises during a period in which you are either an officer of the Company subject to Section 16(a) of the Exchange Act or prohibited from trading under any policy of the Company or by reason of the Exchange Act, then the tax withholding obligation shall automatically be satisfied by the Tax Withholding Shares being returned to the Company (i.e., by the number of shares of unrestricted stock previously issued to you as Restricted Stock in certificated or book entry form being reduced by the Tax Withholding Shares). By electronically acknowledging and accepting this Award, you hereby authorize that Hubbell may automatically satisfy the withholding obligation in any manner it chooses consistent with the preceding sentence.
Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment or services at any time, nor confer upon you the right to continue in the employ or service of the Company or any Subsidiary.
This Award of Restricted Stock is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan has been introduced voluntarily by the Company and in accordance with its terms it may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. This Award of Restricted Stock under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Stock or benefits in lieu of Restricted Stock in the future. Future awards of Restricted Stock, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions.
This Award of Restricted Stock shall be governed by Connecticut law without regard to conflicts of law principles.
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